CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Norwegian Cruise Line Holdings Ltd. 2013 Performance Incentive Plan of our report dated February 22, 2012, except for the earnings per share information as discussed in Note 2 to the consolidated financial statements, to which the date is November 1, 2012, relating to the consolidated financial statements of NCL Corporation Ltd. and subsidiaries, which report appears in the Registration Statement on Form S-1 (No. 333-175579) of Norwegian Cruise Line Holdings Ltd.

PricewaterhouseCoopers LLP

Miami, Florida

January 24, 2013